United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2014

AMERICAN CARESOURCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

ACSH Service Center, LLC Office Space Lease

On October 29, 2014, ACSH Service Center, LLC (the “Tenant”), a Delaware limited liability company and wholly-owned subsidiary of American CareSource Holdings, Inc. (the “Company”), entered into a lease, commencing on November 1, 2014, with John Hancock Life Insurance Company (U.S.A.), a wholly-owned subsidiary of Manulife Financial Corporation (the “Landlord”), of a 9,748 square foot suite of The Proscenium building located at 1170 Peachtree Street in Atlanta, Georgia (the “Lease Agreement”).  Under the Lease Agreement, the rent to be paid by the Tenant is as follows:

Lease Year	$/PSF	Monthly	Annual
Lease Year 1	$29.75	$24,166.92	$290,003.04*
Lease Year 2	$30.49	$24,768.04	$297,216.48
Lease Year 3	$31.25	$25,385.42	$304,625.04
Lease Year 4	$32.03	$26,019.04	$312,228.48
Lease Year 5	$32.83	$26,668.90	$320.026.80
Lease Year 6	$33.65	$27,335.02	$164,010.12**

*Subject to abated rent provision set forth in the Lease Agreement.
**Based on a 6-month period.

The initial term of the lease is sixty-six (66) months, unless terminated earlier or extended in accordance with the Lease Agreement. The lease may be terminated early by the Landlord upon the occurrence of an event of default by the Tenant, including, but not limited to, the failure to pay rent when due and a breach under the Lease Agreement that is not cured by the Tenant within thirty (30) days of notice from the Landlord of such breach.  Under the Lease Agreement, the Tenant has the right, upon written notice to the Landlord at least nine (9) months prior to the expiration of the initial term, to renew the term for an additional five (5) years.  The obligations of the Tenant under the Lease Agreement are guaranteed by the Company (the “Lease Guaranty”).

The foregoing description of the Lease Agreement is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Acquisition of MedHelp

On October 29, 2014, ACSH Urgent Care of Georgia, LLC (the “Buyer”), a Georgia limited liability company and wholly-owned subsidiary of the Company, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Thinh D. Nguyen, M.D. (“Dr. Nguyen”) and Han C. Phan (together with Dr. Nguyen, the “Sellers”), pursuant to which Buyer acquired all of the issued and outstanding membership interests of MedHelp, LLC, a Georgia limited liability company (“MedHelp”), and through which the Sellers operate an urgent care, walk-in medical business in Alpharetta, Georgia.  The aggregate purchase price for the transaction was $880,000 (subject to certain adjustments set forth in the Purchase Agreement), payable in cash and a $100,000 promissory note (the “Promissory Note”) executed by Buyer in favor of Sellers.  The outstanding balance of principal and interest (accruing at a rate of 5% per annum) under the Promissory Note is payable in full on the one-year anniversary of the closing date.

In connection with the transaction, MedHelp and Dr. Nguyen entered into an employment agreement, which provides, among things, that Dr. Nguyen will be paid, (i) an annual salary of $248,000 until such time as a full-time replacement physician is employed to serve as the medical director of MedHelp’s primary center in Alpharetta, Georgia (currently anticipated by the parties to occur approximately six months following the effective date of the employment agreement) (the “Transition Date”), and (ii) following such Transition Date, an annual base salary of $150,000 as consideration for Dr. Nguyen’s services as the QTC Medical Director for MedHelp.  In addition to the base compensation, following the Transition Date, MedHelp will also pay Dr. Nguyen the following contingent compensation: (A) 70% of the Net QTC Collections (as defined in the Purchase Agreement) that are attributable to Dr. Nguyen’s personally performed services and received under the contract between MedHelp and QTC Medical Group, Inc., pursuant to which MedHelp, among other things, provides certain examination and evaluation services to veterans, and (B) 15% of all Net QTC Collections attributable to services rendered by all other providers.

Buyer and Sellers also entered into a noncompetition and confidentiality agreement, pursuant to which each Seller agreed to be bound by certain two-year non-compete and non-solicitation provisions following termination of Dr. Nguyen’s employment, as well as by certain confidentiality obligations.

The foregoing description of the Purchase Agreement and related exhibits is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference.

A copy of the press release, dated November 4, 2014, announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Lease Guaranty is also responsive to Item 2.03 of this report and is incorporated by reference into this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Lease, dated October 29, 2014, between John Hancock Life Insurance Company (U.S.A.) and ACSH Service Center, LLC
10.2	Membership Interest Purchase Agreement, dated October 29, 2014, by and among Thinh D. Nguyen, M.D., Han C. Phan, and ACSH Urgent Care of Georgia, LLC.
99.1	Press Release, dated November 4, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: November 4, 2014	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Chief Financial Officer